UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2016

Icagen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54748	20-0982060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Blvd., Suite 350
Research Triangle Park,
Durham, NC 27703

(Address of principal executive offices) (zip code)

(919) 941-5206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, Douglas Krafte, age 56, the Chief Scientific Officer of our subsidiary Icagen Corp., was appointed to the position of Chief Scientific Officer for Icagen Inc. (the “Company”) and its subsidiaries. Benjamin Warner officially resigned as the Company’s Chief Scientific Officer on February 25, 2016. Dr. Warner’s resignation did not involve any disagreement with the Company and he continues to serve as a member of the Company’s Board of Directors, and continues to provide technical assistance to the Company under the terms of his current employment agreement. The resignation was the result in part of the Company’s transition of all of its operations to Research Triangle Park, North Carolina and the closing of its offices in Cambridge, Massachusetts and Los Alamos, New Mexico.

Dr. Krafte has held a variety of positions over 25 years within the pharma/biotech sectors across multiple therapeutic areas most recently until the acquisition in July 2015 of Icagen, Inc., the subsidiary of Pfizer, Inc., as Executive Director & Site Head for the US arm of Pfizer’s Pain & Sensory Disorders Research Unit, as well as positions at Aurora Biosciences, Boehringer Ingelheim and Sterling Winthrop. Over the years he has gained extensive experience in managing and leading small molecule drug discovery teams that have successfully advanced multiple molecules to the clinic. Dr. Krafte is an expert in drug discovery targeting ion channel proteins. Two of the most recent projects identified clinical candidates that remain in clinical development with Pfizer. He was a member of the Leadership Team for Pain & Sensory Disorders Unit reporting to the Chief Scientific Officer and also served on the Emerging Science Fund which evaluates a wide range of asset and technology opportunities across all therapeutic and platform areas at Pfizer. Dr. Krafte has extensive experience in managing drug discovery projects and teams, technology evaluation, and due diligence from both the perspective of the buyer and seller. He is currently a member of the Biophysical Society, Society for Neuroscience, American Heart Association and Cardiac Electrophysiology Society. He serves as a mentor for the 4D Strategic Initiative which advises Principal Investigators from the University of North Carolina-Chapel Hill and affiliated partners in drug, device and diagnostic development and commercialization. Dr. Krafte did his post-doctoral training at the California Institute of Technology in Molecular Neurobiology and received his MS/PhD in Physiology from the University of Rochester.

There are no family relationships between Dr. Krafte and any director, executive officer or any person nominated or chosen by the Company to become a director or an executive officer. Dr. Krafte was not selected as Chief Scientific Officer pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K. The Company has not entered into an employment agreement with Dr. Krafte; however, in accordance with the terms of its acquisition of the assets of the subsidiary of Pfizer, Inc., the Company has agreed to continue to pay Dr. Krafte his current annual salary of $251,600, together with health insurance payments, 401K contributions and an annual incentive plan targets of 25% of his base salary until June 30, 2017 as well as severance payments in the event of his termination of employment.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2016	ICAGEN, INC.

	By:	/s/ Mark Korb
	Name: Title:	Mark Korb Chief Financial Officer

3